Tonix Pharmaceuticals Holding Corp. 10-Q

Exhibit 10.04

assignment and ASSUMPTION AGREEEMENT and Amendment No. 3 to

the exclusive license (amended and restated) Agreement

This Assignment and Assumption Agreement and Amendment No. 3 to the Exclusive License (Amended and Restated) (“Agreement”), entered into as of June 11, 2020 (“Effective Date”), is made by and among The Board of Trustees of the Leland Stanford Junior University, ("Stanford"), an institution of higher education having powers under the laws of the State of California; Trigemina, Inc. ("Trigemina"), a corporation having a principal place of business at 1036 Country Club Drive, Suite 200, Moraga, California 94556; and Tonix Pharmaceuticals, Inc., a corporation having a principal place of business at 509 Madison Avenue, Suite 306, New York, NY 10022 (“Tonix” and, together with Trigemina and Stanford, the “Parties”, and each of Tonix, Trigemina, and Stanford, a “Party”).

WITNESSETH:

WHEREAS, Trigemina and Stanford entered into that certain Exclusive License (Amended and Restated) dated November 30, 2007, as amended by Amendment No. 1 dated November 10, 2015 and Amendment No. 2 dated March 26, 2020 (the “License Agreement”);

WHEREAS, Trigemina Holdings, Inc. (“Trigemina Holdings”) and Tonix have entered into an Asset Purchase Agreement dated June 11, 2020 (“APA”), pursuant to which Trigemina Holdings has agreed to assign the License Agreement in full, including all rights and obligations thereunder, to Tonix and Tonix has agreed to accept such assignment of rights and agrees to assume such obligations;

WHEREAS, there are certain past due amounts owed by Trigemina to Stanford under the License Agreement that Tonix has agreed to pay as part of the consideration under the APA; and

WHEREAS, Stanford and Tonix wish to make certain amendments and modifications to the License Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

Section 1. Defined Terms. Capitalized terms not defined in this Agreement shall have the respective meaning set forth in the License Agreement, unless otherwise stated.

Section 2. Assignment and Assumption.

(a)       Trigemina hereby assigns, transfers, and conveys to Tonix all of Trigemina’s rights and obligations under the License Agreement, and Tonix accepts and assumes from Trigemina such assignment, transfer, and conveyance. As of the Effective Date, Tonix shall be deemed a Party to the License Agreement substituted in the place of Trigemina, and Tonix will benefit from all of the rights of, and shall be bound by and perform all of the obligations, representations, covenants and warranties of Trigemina under the License Agreement as if Tonix were originally named in place of Trigemina in the License Agreement.

(b)       In connection with the assignment and assumption of the License Agreement by Tonix, Tonix shall pay to Stanford the Seventy-Five Thousand Dollar ($75,000) assignment fee required under the License Agreement within ten (10) days of the Effective Date.

(c)       Stanford hereby acknowledges and agrees that this Section 2 satisfies any and all requirements in Section 14.3 of the License Agreement regarding the assignment and assumption of the License Agreement by Tonix.

SECTION 3. Outstanding License Agreement Payments. Within ten (10) days of the Effective Date, Tonix shall pay to Stanford One Hundred Seventy-Five Thousand Two Hundred Forty-One Dollars ($175,241) in satisfaction of all outstanding or accrued unpaid payment obligations under the License Agreement as of the Effective Date, including the amendment fees, maintenance fees and past patent costs set forth in Amendment No. 2.

SECTION 4. Amendments to the License Agreement.

(a)       The Parties agree to amend the License Agreement as follows:

(i)          Section 6.3(A) of the License Agreement shall be amended and replaced in its entirety as follows:

“(A) $125,000 upon Trigemina's filing of the first Investigational New Drug application for a Phase III clinical trial of the Licensed Product;”.

(ii)        Milestone 3 of Appendix A of the License Agreement shall be deleted in its entirety and replaced by the following:

“By July 1, 2021 Trigemina will meet with Stanford to discuss further diligence milestones based on Trigemina’s business plans and industry standards for the development and commercialization of the Licensed Product. Such diligence milestones will be attached to Appendix A to the License Agreement and will included, but not limited to, the projected date of filing a new drug application (NDA) with the FDA and first commercial sale of the Licensed Product.”

(b)       The Parties agree that, except as explicitly stated herein, all of the terms and conditions of the License Agreement, remain unchanged and in full force and effect.

SECTION 9. Miscellaneous.

(a)       Waiver. No term of this Agreement can be waived except by the written consent of the Party waiving compliance.

(b)       Transaction Expenses. Each Party is responsible for its own legal, accounting and other transaction costs.

(c)       Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California United States of America applicable to agreements negotiated, executed, and performed within California.

(d)       Exclusive Forum. The state and federal courts having jurisdiction over Stanford, California, United States of America provide the exclusive forum for any court action between the Parties relating to this Agreement. Trigemina and Tonix submit to the jurisdiction of such courts, and waive any claim that such a court lacks jurisdiction over Trigemina or Tonix or constitutes an inconvenient or improper forum.

(e)       Headings. No headings in this Agreement affect its interpretation.

(f)       Electronic Copy. The Parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The Parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

(g)       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above on behalf of the Parties by their duly authorized representatives.

TONIX PHARMACEUTICALS, INC.	TRIGEMINA, INC.

By:	By:

Name: Seth Lederman, M.D.	Name: Michael Scaife

Title: Chief Executive Officer	Title: Chief Executive Officer

The Board of Trustees of the

Leland Stanford Junior University

By:

Name:

Title: